Exhibit 10.4

DEL FRISCO’S RESTAURANT GROUP

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as Amended and Restated

December 1, 2007

DEL FRISCO’S RESTAURANT GROUP

NONQUALIFIED DEFERRED COMPENSATION PLAN

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DEL FRISCO’S RESTAURANT GROUP.

NONQUALIFIED DEFERRED COMPENSATION PLAN

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DEL FRISCO’S RESTAURANT GROUP.

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DEL FRISCO’S RESTAURANT GROUP

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective as of the 1st day of December, 2007, Center Cut Hospitality, Inc. (the “Company”), as the successor to Lone Star Steakhouse & Saloon, Inc. hereby amends and restates the Lone Star Steakhouse & Saloon, Inc. Nonqualified Deferred Compensation Plan as the Del Frisco’s Restaurant Group Nonqualified Deferred Compensation Plan (the “Plan”).

BACKGROUND AND PURPOSE

A. General Purpose. The Employers desire to provide their designated key management and highly compensated employees with an opportunity to defer the receipt and income taxation of a portion of such employees’ annual compensation and, at the sole discretion of the Committee, to be credited with Matching Contributions and/or Company Contributions from time to time. The purpose of the Plan is to set forth the terms and conditions pursuant to which these deferrals and other contributions may be made to the Plan and to describe the nature and extent of the employees’ rights to such amounts.

B. Type of Plan. The Plan constitutes an unfunded, nonqualified deferred compensation plan that benefits certain designated employees who are within a select group of key management or highly compensated employees. This Plan and the participation in the Plan by Eligible Employees is not intended to create and shall not be deemed to create a security which would be subject to regulation by the United States Securities and Exchange Commission or any state agency.

The Plan is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder with respect to amounts subject hereto. The Plan has been administered since the effective date of Code Section 409A with the intention to be operationally compliant with Code Section 409A. Accordingly, where applicable, the Plan shall at all times be construed and administered in a manner consistent with the requirements of Code Section 409A and applicable regulations. Notwithstanding the foregoing, nothing in the Plan, as amended and restated, is intended to constitute a material modification of the Plan provisions as applicable to any amounts that were earned and vested prior to January 1, 2005, and the Plan shall be interpreted and applied to that end.

STATEMENT OF AGREEMENT

To establish the Plan with the purposes and goals as hereinabove described, the Company hereby sets forth the terms and provisions as follows:

ARTICLE I

DEFINITIONS

For purposes of the Plan, the following terms, when used with an initial capital letter, shall have the meaning set forth below unless a different meaning plainly is required by the context.

1.1. Account. Account shall mean, with respect to a Participant or Beneficiary, the total dollar amount or value evidenced by the last balance posted in accordance with the terms of the Plan to the account record established for such Participant or Beneficiary.

1.2. Affiliate. Affiliate shall mean any Controlled Group member to the extent that such entity is operating in the United States and any other business entity, domestic or foreign, which the Board designates as eligible to become an Employer.

1.3. Base Pay. Base Pay shall mean the Participant’s regular annual salary for a Plan Year.

1.4. Beneficiary. Beneficiary shall mean, with respect to a Participant, the person(s) designated in accordance with Section 5.5 to receive any benefits that may be payable under the Plan upon the death of the Participant.

1.5. Board. Board shall mean the Board of Directors of the Company.

1.6. Bonus or Bonuses. Bonus or Bonuses shall mean the actual cash bonus or bonuses awarded to the Participant earned during a Plan Year.

1.7. Business Day. Business Day shall mean each day on which national banks generally operate and are open to the public for business.

1.8. Change of Control. Change of Control shall mean, with respect to a Participant a (i) change in ownership of the Participant’s service recipient, (ii) the replacement, in any 12-month period, of a majority of the members of the service recipient’s board of directors by directors whose appointment or election is not endorsed by a majority of such service recipient’s board of directors before the appointment or election of such new directors or (iii) a change in the ownership of a substantial portion of the assets of a service recipient, in each case as more fully defined under Code Section 409A and the regulations thereunder; provided, however, that in applying clause (iii) hereof, a substantial portion of assets shall be determined based upon a percentage of 50%, and there shall be no Change in Control event when, to the extent provided in the applicable Treasury Regulations, there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer. For purposes of this Section 1.8, a service recipient shall mean with respect to a Participant on any date: (1) the corporation for which the Participant is performing services, (2) a corporation that is a majority shareholder of the corporation for which the Participant is performing services, or (3) any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in the corporation for which the Participant is performing services. A majority shareholder is a shareholder that owns more than 50% of the total fair market value or total voting power of such corporation. A corporation is a legal entity including, but not limited to, a limited liability corporation and a limited partnership. References to a corporation’s board of directors, directors, and shareholders shall mean such entity’s governing body, governors, and owners, respectively. Notwithstanding anything to the contrary contained herein, a Change in Control shall not occur with respect to any transaction between entities that are members of the Controlled Group as of November 30, 2007.

1.9. Code. Code shall mean the Internal Revenue Code of 1986, as amended, and any succeeding federal tax provisions.

1.10. Committee. Committee shall mean the committee appointed by the Board, which shall act on behalf of the Company to administer the Plan, as provided in Article VIII.

1.11. Company. Company shall mean Center Cut Hospitality, Inc., successor to Lone Star Steakhouse & Saloon, Inc., a Delaware corporation with its principal place of business in Wichita, Kansas.

1.12. Company Contributions. Company Contributions shall mean the amount, if any, credited to a Participant’s Account pursuant to Section 3.3(b).

1.13. Compensation. Compensation shall mean, for a Participant for any Plan Year, such Participant’s Base Pay plus Bonuses.

1.14. Controlled Group. Controlled Group includes the Company and any other entity that, together with the Company, would be treated as a common employer pursuant to the provisions of Code Section 414(b) or (c), determined, however, by replacing “50 percent” for “80 percent” whenever it appears therein; provided that for purposes of Section 1.34, “Controlled Group” shall be determined by reference to Code Section 414(b) or (c) by replacing “20 percent” for “80 percent” whenever it appears therein

1.15. Deferral Election. Deferral Election shall mean a written election form on which a Participant may elect to defer under the Plan a portion of his Compensation.

1.16. Deferred Compensation. Deferred Compensation shall mean the amount of Compensation that a Participant elects to defer under this Plan pursuant to a timely, written Deferral Election for a given period.

1.17. Disability. Disability shall mean a physical or mental condition of a Participant resulting from bodily injury, disease, or mental disorder which renders him incapable of continuing any gainful occupation and which condition constitutes total disability under the Federal Social Security Act.

1.18. Effective Date. Effective Date shall mean December 1, 2007 for this amendment and restatement. The initial effective date of the Plan was October 6, 1999.

1.19. Eligible Employee. Eligible Employee shall mean, for a Plan Year, an individual:

(a) Whose employment status is considered to be District Manager level or higher by an Employer, or

(b) Whose Compensation for the Plan Year is projected to be at least an amount determined in accordance with the definition of “Highly Compensated Employee” under Section 414(q) of the Code, or such higher or lower threshold as the Committee in its sole discretion may establish from time to time, and

(c) Who is designated and notified by the Committee as eligible to participate in this Plan.

The Committee shall determine, from time to time and in its sole discretion, which employees satisfy said criteria and the Committee’s determination, whether or not accurate, shall be binding.

1.20. Employer. Employer shall mean the Company and each other member of the Controlled Group who participates in the Plan as approved by the Company from time to time.

1.21. ERISA. ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.22. Forfeiture Account. Forfeiture Account shall mean an account reflecting the net amount of forfeitures, and any gains or losses realized thereon, arising within a Plan Year.

1.23. 409A Amounts. 409A Amounts shall mean that portion of a Participant’s Account that is subject to the provisions of Code Section 409A and regulations thereunder and shall consist of all Deferred Compensation, Matching Contributions and Company Contributions (i) posted to the Account record for such Participant after December 31, 2004; or (ii) posted to the Account record for such Participant prior to January 1, 2005, but that were not earned and vested under the Plan prior to such date, and (iii) Investment Return on all amounts described in this Section 1.23.

1.24. Investment Return. Investment Return shall mean the amounts credited (as income, gains or appreciation on the deemed investments provided under Article IV) or charged (as losses or depreciation on the deemed investments provided under Article IV) to the balances in the Participant’s Accounts pursuant to Section 3.6.

1.25. Matching Contributions. Matching Contributions shall mean the amount, if any, credited to a Participant’s Account pursuant to Section 3.3(a).

1.26. Participant. Participant shall mean any person who is eligible to participate, and who has been admitted to and has not been removed from participation in the Plan, pursuant to the provisions of Article II.

1.27. Plan. Plan shall mean the Del Frisco’s Restaurant Group Nonqualified Deferred Compensation Plan, as contained herein and all amendments hereto. For tax purposes and purposes of Title I of ERISA, the Plan is intended to be an unfunded, nonqualified deferred compensation plan covering certain designated employees who are within a select group of key management or highly compensated employees.

1.28. Plan Year. Plan Year shall mean the 12-consecutive month period beginning January 1 and ending on December 31 of each year. The first Plan Year was the short Plan Year beginning on October 6, 1999 and ending on December 31, 1999.

1.29. Pre-409A Amounts. Pre-409A Amounts shall mean that portion of a Participant’s Account that is not subject to the provisions of Code Section 409A and regulations thereunder and shall consist of all Deferred Compensation, Matching Contributions, Company Contributions and Investment Return posted to the Account record of the Participant that was earned and vested under the Plan before January 1, 2005, as well as any Investment Return on such amounts.

1.30. Retirement. Retirement shall mean Termination of Employment on or after age fifty-five (55).

1.31. Service. Service shall mean the period of continuous employment, which is used to determine a Participant’s vesting percentage in accordance with Section 3.4, that commences with the Participant’s most recent date of hire by an Employer, including for this purpose the period of continuous employment of the Participant by any business entity whose operations have been assumed or acquired in whole or in part by the Employer immediately prior to the Participant’s above-described period of employment by the Employer.

1.32. Specified Employee. Specified Employee shall mean a key employee (as defined in Code Section 416(i) and regulations thereunder but without regard to Code Section 416(i)(5) and as more fully defined under Code Section 409A and regulations thereunder) of the Employer. Key employees shall be determined as of each December 31, to be effective for the twelve-month period commencing on the following April 1. Notwithstanding the foregoing, the Company may make such elections by appropriate corporate action as permitted under the Treasury Regulations and other guidance issued under Code Section 409A with respect to determining Specified Employees, and any such election shall be incorporated into and binding upon the Plan as if fully set forth herein.

1.33. Spouse. Spouse shall mean, with respect to a Participant, the person who is treated as married to such Participant under the laws of the state in which the Participant resides. The determination of a Participant’s surviving Spouse shall be made as of the date of such Participant’s death.

1.34. Termination of Employment. Termination of Employment shall mean a separation from service from the Company and all members of the Controlled Group, for any reason; provided that, however, “Controlled Group” shall be determined by reference to Code Section 414(b) or (c) by replacing “20 percent” for “80 percent” whenever it appears therein. By way of clarification and not by limitation, an Employee who transfers employment from one entity in the Controlled Group to another shall not incur a Termination of Employment. Further, by way of clarification and subject to the foregoing provisions of this Section 1.34: (a) if a Participant would otherwise experience a Termination of Employment due to the sale or other disposition of substantial assets by an Employer to an unrelated buyer, such termination may not constitute a Termination of Employment, as agreed upon by the Company or its designee and such buyer, provided that (i) such Participant becomes an employee of such buyer after and in connection with such asset transfer, (ii) all similarly situated Participants are treated consistently, and (iii) the Employer and buyer agree in writing to such treatment prior to the closing of the asset transfer transaction; and (b) the sale of stock of the Company or of any Affiliate, a spin-off or other corporate reorganization or transaction with respect to the Company or one or more Affiliates shall not constitute a Termination of Employment with respect to a Participant who continues employment with the same employer both before and after such transaction.

1.35. Trust or Trust Agreement. Trust or Trust Agreement shall mean the separate agreement or agreements between the Company and the Trustee, which shall constitute a rabbi trust that substantially conforms with Internal Revenue Service Revenue Procedure 92-64, as amended or superseded.

1.36. Trustee. Trustee shall mean the party or parties so designated from time to time pursuant to the terms of the Trust Agreement, if any.

1.37. Trust Fund. Trust Fund shall mean the total amount of cash and other property held by the Trustee (or any nominee thereof) at any time under the Trust Agreement, if any.

1.38. Unforeseeable Emergency. Unforeseeable Emergency shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Beneficiary, or the Participant’s Spouse or dependent (as defined in Code Section 152(a) without regard to Code Section 152(b)(l), (b)(2) or (d)(l)(b)), loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster, or the need to pay for medical expenses), or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An Unforeseeable Emergency shall be determined by the Committee, in its discretion, on the basis of the facts and circumstances of each case, including information supplied by the participant in accordance with uniform guidelines prescribed from time to time by the Committee; provided, the Participant will be deemed not to have an Unforeseeable Emergency to the extent that such Unforeseeable Emergency is or may be relieved:

(a) Through reimbursement or compensation by insurance or otherwise;

(b) By liquidation of the Participant’s assets, to the extent the liquidation of assets would not itself cause severe financial hardship; or

(c) By cessation of deferrals under the Plan.

Examples of what are not considered to be Unforeseeable Emergencies include the need to send a Participant’s child to college or the desire to purchase a home,

1.39. Valuation Date. Valuation Date shall mean each Business Day.

1.40. Year of Service. Year of Service is the period of employment used to determine a Participant’s vesting percentage under Section 3.4. A Year of Service shall be granted for each 12 consecutive months of Service rendered by a Participant, whether rendered prior to or following the Effective Date. By way of clarification and not by limitation, if a Participant incurs a Termination of Employment, even for one day, as determined on the books and records of the Employer, all Years of Service before such break in service shall be disregarded for purposes of measuring Years of Service for any period of employment after such break. Likewise, all Years of Service earned after a break in service shall be disregarded for purposes of measuring Years of Service for any period of employment before such break.

ARTICLE II

ELIGIBILITY AND PARTICIPATION

2.1. Eligibility.

(a) Annual Participation. Each individual who is an Eligible Employee for a Plan Year as of the first day of such Plan Year shall be eligible to participate in the Plan for the entire Plan Year, so long as the Participant does not have a Termination of Employment. Such Eligible Employee’s participation shall become effective as of the first day of such Plan Year; provided that the Eligible Employee has satisfied the requirements of Section 2.2.

(b) Interim Plan Year Participation. Each employee who first becomes an Eligible Employee during a Plan Year (a “Newly Eligible Employee”) shall be eligible to participate in the Plan for a portion of such Plan Year, A Newly Eligible Employee shall include (i) a newly hired employee who is an Eligible Employee on his date of hire, (ii) a current employee who is promoted to District Manager or above or whose compensation level is increased during the Plan Year to the threshold set forth in Section 1.19(b) or above, and in either case, who is designated and notified as eligible by the Committee; provided that such employee has not been a Participant in the Plan, or of any other plan required to be aggregated under this Plan under Code Section 409A, at any time during the preceding 24 months. No later than 30 days following the date the employee first becomes a Newly Eligible Employee, the employee may make a Deferral Election to defer Compensation for services to be performed subsequent to the Deferral Election.

A Participant who has ceased to be an Eligible Employee, but who has regained eligibility under the Plan shall not be considered a Newly Eligible Employee for purposes of mid-year enrollment under this Section 2.1(b), unless 24 months has elapsed since the employee was last eligible under this Plan (or any other plan required to be aggregated under this Plan under Code Section 409A). An Eligible Employee who is a former or inactive Participant, and who does not qualify as a Newly Eligible Employee may again participate in the Plan on the first day of the Plan Year immediately following the date he again becomes eligible, provided that such employee properly enrolls in the Plan as set forth in Section 2.2.

2.2. Procedure for Participation.

Each Eligible Employee shall become a Participant for a Plan Year by completing such forms and/or providing such data in a timely manner, as required by the Committee, as a condition to participation in the Plan. Such forms and data may include, without limitation, a Deferral Election, the designation of the form and time of payment, the Eligible Employee’s acceptance of the terms and conditions of the Plan, a consent to be insured, a designation of investment election, and a designation of a Beneficiary to receive any benefits payable hereunder. It is expressly contemplated that a Participant may elect separate payment dates and forms with respect to deferrals of Base Pay and Bonuses for each Plan Year.

2.3. Cessation of Eligibility.

If in any Plan Year, a Participant ceases to satisfy the criteria that qualified him as an Eligible Employee, he shall continue to be a Participant and his deferrals under the Plan shall continue for that Plan Year; provided that the Participant remains employed by an Employer. Thereafter, such a Participant shall not participate in the Plan until such time as he again satisfies the requirements to be an Eligible Employee and properly enrolls in the Plan in accordance with Section 2.2. Even if an employee’s active participation in the Plan ends, an employee shall remain an inactive Participant in the Plan until the earlier of (i) the date the full amount of his Account (if any) is distributed from the Plan, or (ii) the date he again becomes an Eligible Employee and recommences active participation in the Plan. During the period of time that an employee is an inactive Participant in the Plan, his Account shall continue to be credited with Investment Return as provided for in Section 3.5.

Notwithstanding the preceding paragraph, for any Participant who commenced participation in the Plan prior to January 1 2001, and if as of the beginning of a subsequent Plan Year such Participant does not satisfy the requirements to be an Eligible Employee, such Participant may continue to participate in the Plan as an active Participant for so long as he continues to elect Deferred Compensation of at least the minimum amount set forth in Section 3.2 for each subsequent Plan Year. If such a Participant who is no longer an Eligible Employee does not elect Deferred Compensation of at least the minimum amount set forth in Section 3.2 for any Plan Year, he shall cease to be an active Participant and may not thereafter elect Deferred Compensation unless he again becomes an Eligible Employee. Notwithstanding the foregoing, should the Committee determine, in it sole discretion, that the provisions of this paragraph could affect the Plan’s status as one that is maintained “primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees,” within the meaning of ERISA (a “top-hat plan”), the Committee may take such action is it deems necessary to ensure that the Plan remains a top-hat plan, including but not limited to narrowing eligibility requirements and terminating any employee’s participation in the Plan to the extent consistent with applicable law.

ARTICLE III

PARTICIPANTS’ ACCOUNTS: DEFERRALS AND CREDITING

3.1. Participants’ Accounts.

(a) Establishment of Accounts. The Committee shall establish and maintain, on behalf of each Participant, an Account. The Account shall be divided into two subaccounts: (i) Pre-409A Amounts, and (ii) 409A Amounts. Each subaccount will be further divided into subaccounts that will be credited with (1) the Participant’s Deferred Compensation from Base

Pay and Investment Return thereon for the applicable period (meaning, for purposes of this subsection, the period before the effective date of Code Section 409A and each plan year after such date); (2) the Participant’s Deferred Compensation from Bonuses and Investment Return thereon for the applicable period (4) the Participant’s Matching Contributions, if any, and Investment Return thereon for the applicable period; and (5) the Participant’s Company Contributions, if any, and Investment Return thereon for the applicable period. The Committee shall establish such other subaccounts as the Committee may deem necessary in its sole discretion.

(b) Nature of Contributions and Accounts. The Deferred Compensation and the Matching Contributions, if any, and Company Contributions, if any, and Investment Return credited to a Participant’s Account shall be credited to the Trust established pursuant to Section 7.2. The Committee shall allocate the total liability to pay benefits under the Plan among the Company and any other Employers in such manner and amounts, as the Committee in its sole discretion deems appropriate. Assets, which may be acquired by an Employer in anticipation of its obligations under the Plan, shall be part of the general assets of that Employer. An Employer’s obligation to pay benefits under the Plan constitutes a mere promise of the Employer to pay such benefits, and a Participant or Beneficiary shall be and remain no more than an unsecured, general creditor of the applicable Employer.

3.2. Deferral Elections.

Each Eligible Employee who is or becomes eligible to participate in the Plan for all or any portion of a Plan Year may elect to become an active Participant for such Plan Year by completing and delivering to the Committee (or its designee) a Deferral Election setting forth the terms of such election and such other forms as required by the Committee and elect Deferred Compensation for the Plan Year. Each Participant shall make a Deferral Election for each Plan Year, with such Deferral Elections being made and effective at the times provided below. Subject to any modifications, additions or exceptions that the Committee, in its sole discretion, deems necessary, appropriate or helpful, the following shall apply to such Deferral Elections:

(a) Effective Date. An Eligible Employee’s initial Deferral Election with respect to his Compensation shall be effective for the first paycheck earned after the date of the Deferral Election or as soon as administratively practicable thereafter. To be effective, a Participant’s initial Deferral Election must be made within thirty (30) days after the date the employee first becomes a Newly Eligible Employee, as described in Section 2.1 (b), and such election may apply only with regard to Compensation paid for services rendered after the Deferral Election is made.

For Plan Years commencing before January 1, 2007, any employee who becomes an Eligible Employee on or after the first day of a Plan Year may make an initial Deferral Election during the Plan Year with respect to any Bonus payable for that year.

For Plan Years commencing after December 31, 2006, only newly hired Eligible Employees may make an initial Deferral Election during the Plan Year with respect to any Bonus payable for that year, provided that such employee qualifies as a Newly Eligible Employee as set forth in Section 2.1(b). An employee who becomes an Eligible Employee by reason of being promoted to District Manager or above shall not be allowed to make an initial Deferral Election during the Plan Year with respect to any Bonus payable for that year. With respect to an initial Deferral Election of any Bonus, the Deferral Election will apply only to that portion of the bonus determined by multiplying such bonus by a fraction; the numerator of which is the number of days remaining in the performance period, and the denominator of which is the total number of days in the performance period. Any initial Deferral Election of “performance-based compensation,” as such term is defined in the regulations under Section 409A, must be made on or before the date that is six months before the end of the applicable consecutive twelve-month performance period; provided that the Eligible Employee performs services continuously from the later of: i) the beginning of the performance period or ii) the date the performance criteria are established; through the date an election is made under this paragraph; provided, however, that no Deferral Election shall be made after the amount of such Bonus has become readily ascertainable.

An Eligible Employee’s subsequent Deferral Election for any Plan Year, must be made on or before the last day of the enrollment period designated by the Committee during the Plan Year immediately preceding the Plan Year for which they desire to participate. If an Eligible Employee fails to submit a Deferral Election in a timely manner, the Eligible Employee shall be deemed to have elected not to participate in the Plan for that Plan Year.

(b) Term. Each Eligible Employee’s Deferral Election for a Plan Year shall remain in effect for all such Compensation paid during such Plan Year unless prior to the end of such Plan Year the Participant terminates employment or otherwise ceases to be an active Employee or the Participant’s Deferral Election is cancelled by the Committee due to the Participant’s Unforeseeable Emergency or a hardship distribution pursuant to Treas, Reg. Section 1.401(k)-l(d)(3).

(c) Amount. An Eligible Employee may elect to defer his Base Pay and/or Bonuses by a minimum of 2 percent and a maximum of 80 percent (or such other minimum or maximum percentage and/or amount, if any, established by the Committee from time-to-time), Notwithstanding the foregoing, in no event will Compensation be deferred to the extent that it would reduce a Participant’s Compensation that is not deferred below an amount necessary to satisfy the following obligations, to the extent applicable:

(i) Applicable employment taxes (FICA/Medicare);

(ii) Income tax withholding for Compensation that is not deferred, and

(iii) Benefit plan deductions.

(d) Crediting of Deferred Compensation. For each Plan Year that a participant has a Deferral Election in effect, the Committee shall credit the amount of such Participant’s Deferred Compensation to his Account on the payroll date on which the Deferred Compensation would have been paid to the Participant but for the Deferral Election.

3.3. Crediting of Matching and Company Contributions.

(a) Matching Contributions. Matching Contributions as of the last Valuation Date within the Plan Year (or such other date or time as the Committee, in its sole discretion, determines from time-to-time) that are attributable to all or part of a Participant’s Deferred Compensation, will be credited to a Participant’s Account when so directed by the Committee. The Matching Contributions to be allocated to a Participant’s Account shall be an amount equal to fifty cents ($0.50) for each dollar ($1) of the first 20 percent of the Participant’s Deferred Compensation contributed to the Plan for the Plan year.

(b) Company Contributions. As of the last Valuation Date within the Plan Year (or such other date or time as the Committee, in its sole discretion, determines from time-to-time), a “Make-up Company Contribution” or a “Special Company Contribution” may be credited to a Participant’s Account if so directed by the Committee. The Committee shall determine the amount of any Make-up Company Contribution or any Special Company Contribution to be credited to a Participant’s Account in its sole discretion and such amount may be zero and may discriminate in favor of one or more Participants. The amount of the Make-up Company Contribution to be credited to a Participant, if any, shall be an amount determined by the Committee, but in general, if made will be an amount equal to the company contributions (other than matching contributions) that would have been credited to the Participant under a defined contribution plan in which the Participant participates, but which were not credited to such plan due to IRS limitations. The amount of the Special Company Contribution to be credited to a Participant, if any, shall be an amount determined by the Committee. Both Make-up Company Contributions and Special Company Contributions shall be referred to herein as “Company Contributions.”

3.4. Vesting.

A Participant shall at all times be fully vested in his Pre-409A Account, and in the Deferred Compensation and the Investment Return credited to his 409A Account with respect to such Deferred Compensation. The Matching Contributions and Company Contributions credited to a Participant’s 409A Account and the Investment Return credited with respect thereto shall vest in accordance with the following vesting schedule:

Completed Years of Service	Vesting Percentage
1	25 percent
2	50 percent
3	75 percent
4	100 percent

A Participant shall become immediately 100% vested in his Account balance as of the date of the occurrence of a Change of Control, as determined under Section 409A. To the extent, however, that a Participant has not completed four Years of Service as of the date of a Change in Control, any future Company Contributions and forfeitures allocated to a Participant will continue to be subject to the above vesting schedule.

Notwithstanding the foregoing, even vested Company Contributions and Investment Return thereon may be forfeitable in the event that the Participant violates noncompetition, nondisclosure or other requirements designated by the Committee at the time that a Company Contribution is made and any forfeitures attributable thereto shall be added to the Forfeiture Account.

If a Participant incurs a Termination of Employment before becoming fully vested in his Account, the unvested portion of the Participant’s Account shall be immediately forfeited and added to the Forfeiture Account. For this purpose, a Termination of Employment of even one day shall be deemed to constitute a break in service and shall cause an immediate forfeiture of the unvested portion of the Participant’s Account. Moreover, if a former Participant is rehired by an Employer after such break in service, any Service earned prior to such date shall be disregarded for purposes of determining the vesting percentage applicable to any prospective Company Contributions, and any Service earned after such date of rehire shall be disregarded for purposes of determining the vesting percentage applicable to any Company Contributions made prior to such break in service.

3.5. Crediting of Forfeitures.

As of the last Valuation Date of each Plan Year, the Committee shall determine the aggregate amount of forfeitures and Investment Return credited to the Forfeiture Account since the first day of such Plan Year and shall credit to the Company Contribution subaccount of each Participant who is employed by an Employer on the last day of such Plan Year his pro rata share thereof, based on the respective Account Balances of the active Participants on the last Valuation Date of such Plan Year.

3.6. Crediting of Investment Return.

(a) Investment Return. The Committee shall credit to each Participant’s Account and subaccount, as applicable, the amount of deemed Investment Return applicable thereto from time to time in such manner as the Committee shall deem appropriate consistent with the provisions of Article IV.

(b) Timing. Investment Return shall ordinarily be credited as of each Valuation Date, provided that the Committee may, in its sole discretion, designate another date or dates for crediting of Investment Return.

3.7. Debiting of Distributions.

As of each Valuation Date, the Committee shall debit each Participant’s Account for any amount distributed from such Account since the immediately preceding Valuation Date.

3.8. Notice to Participants of Account Balances.

The Committee shall cause a statement of a Participant’s Account balance to be provided or made available to the Participant generally within thirty (30) days following the end of the Plan Year.

3.9. Good Faith Valuation Binding.

In determining the value of the Accounts, the Committee shall exercise its best judgment, and all such determinations of value shall be binding upon all Participants and designated Beneficiaries.

3.10. Errors and Omissions in Accounts.

If an error or omission is discovered in the Account of a Participant or in the amount of a Participant’s deferrals, the Committee, in its sole discretion, shall cause appropriate, equitable adjustments to be made as soon as administratively practicable following the discovery of such error or omission.

ARTICLE IV

PARTICIPANT DIRECTION OF ACCOUNT BALANCES

4.1. Selection of Investment Funds.

From time to time, the Committee shall select two or more investment funds (the “Investment Funds”) for purposes of determining the Investment Return on amounts deemed invested in accordance with the terms of the Plan. The Committee will notify Participants in writing prior to the beginning of each Plan Year and at such other times as the Committee deems necessary or desirable of the Investment Funds available under the Plan for such Plan Year. The Committee may change, add or remove Investment Funds on a prospective basis at any time and in any manner it deems appropriate. In the discretion of the Committee, the Investment Funds available under the Plan for Participant direction may be mirrored by investment funds that are actually maintained under the Trust, if any, but shall not be required to do so. In the event that such investment funds are maintained under the Trust, the Trustee shall invest the assets of the Trust as directed by the Committee in accordance with the Trust Agreement. The Investment Funds available from time to time shall be set forth on Appendix A and Appendix A may be modified as appropriate by the Committee or its delegate without any need to amend the Plan.

4.2. Participant Direction of Deemed Investments.

Each Participant generally may direct the Committee with respect to the manner in which his Account shall be deemed invested in and among the Investment Funds, provided, such investment directions shall be made in accordance with the following terms:

(a) Nature of Participant Direction. The selection of Investment Funds by a Participant shall be for the sole purpose of determining the Investment Return to be credited to his Account, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in any Investment Fund or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, at no time shall have any actual investment of assets relative to the benefits or Account hereunder.

(b) Investment of Contributions. Except as otherwise provided in this Section, each Participant may make an investment election prescribing the percentage of his future Deferred Compensation, Matching Contributions, if any, and Company Contributions, if any, that will be deemed invested in each Investment Fund. An initial investment election of a Participant shall be made as of the date the Participant commences participation in the Plan and shall apply to all Deferred Compensation, Matching Contributions, if any, and Company Contributions, if any, credited to such Participant’s Account after such date. Such Participant may make subsequent investment elections at such times as permitted by the Committee, and such elections shall apply to all such specified Deferred Compensation, Matching Contributions, if any, and Company Contributions, if any, credited to such Participant’s Account after the effective date of such election. Any investment election timely and properly made pursuant to this subsection with respect to future contributions shall remain effective until changed by the Participant.

(c) Investment of Existing Account Balances. Each Participant may make an investment election, effective as of the date the Participant commences participation in the Plan, prescribing a different percentage of his existing Account balances that will be deemed invested in each Investment Fund, Such Participant may make subsequent investment elections at such times as permitted by the Committee prescribing a different percentage of his existing Account balances that will be deemed invested in each Investment Fund. Each such election which is timely and properly made shall remain in effect until changed by such Participant.

(d) Procedures for Investment Direction. Except as otherwise provided herein, with respect to deemed investments made available under the Trust, if any, the Committee (or its delegate) shall then relate to the Trustee the directions of each Participant as to which deemed investments are to be made for each Participant. The Participant’s directions, if any, shall be in a form and manner and in the minimum increments prescribed by the Committee. The Committee may, in its sole discretion, permit Participants to communicate directly with the Trustee or its delegate to direct a change in the Investment Fund or Funds in which his Account is invested. The Committee may prescribe the Investment Fund in which a Participants’ Account shall be deemed invested in the absence of a direction by any such Participant.

(e) Committee Discretion. The Committee shall have complete discretion to adopt and revise procedures to be followed in making such investment elections. Such procedures may include, but are not limited to, the process of making elections, the permitted frequency of making elections, the incremental size of elections, the deadline for making elections and the effective date of such elections. The Committee may also proscribe different requirements for different Investment Funds. Any procedures adopted by the Committee that are inconsistent with the deadlines or procedures specified in this section shall supersede such provisions of this section without the necessity of a Plan amendment.

(f) Investment Direction by Beneficiary. If a Participant who has elected to have a benefit paid in installments dies before the entire benefit has been distributed, the designated Beneficiary may make an investment election prescribing a different percentage of his existing Account balances that will be deemed invested in each Investment Fund. Such Beneficiary may make subsequent investment elections at such times as permitted by the Committee for Participants prescribing a different percentage of his existing Account balances that will be deemed invested in each Investment Fund. Each such election, which is timely and properly made, shall remain in effect until changed by such Beneficiary. A Beneficiary who is permitted by this section to make deemed investment directions shall, with regard thereto, have the same rights and be subject to the same rules as Participants hereunder.

4.3. Participation Direction Not Binding.

Notwithstanding any provision of the Plan to the contrary, neither the Committee nor the Trustee of the Trust, if any, shall be bound to follow investment directions of each Participant, and the Committee may disregard or modify such directions without the Participant’s or Beneficiary’s consent. The Company shall have the right, at any time and from time to time, in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust, if any.

ARTICLE V

PAYMENT OF ACCOUNT BALANCES

5.1. Benefit Payments upon Termination of Service for any Reason Other than Death.

(a) Termination Distributions. If a Participant has a Termination of Employment for any reason other than death, the Participant shall receive a distribution of his entire vested Account payable in the form elected by the Participant and permitted by the Plan. At the time a Participant makes a Deferral Election, the Participant may elect to have all or a portion of the Participant’s Account balance attributable to Deferred Compensation credited pursuant to such Deferral Election together with vested Matching Contributions related thereto, and Investment Return thereon, paid upon Termination of Employment in the form of either a single lump sum or (i) quarterly installments for Pre-409A Amounts, or (ii) annual installments for 409 A Amounts, in each case, over a 5- or 10-year period. A Participant may make a separate election under this Section 5,1 for each annual Deferral Election and may elect separate payment dates and forms with regard to each annual Deferral Election from Base Pay and Bonuses. If the Participant fails to designate a form of distribution, the vested benefit will be payable in a single lump sum payment as provided in this Section 5.1. Except as otherwise provided in Section 5.1(d), Pre-409 A Amounts shall be paid at such time and in such form as previously elected by the Participant.

(b) Valuation. The value of a Lump Sum Distribution elected in the case of Termination of Employment shall be determined based upon the value of the Participant’s Account as of the end of the quarter in which the Participant’s Termination of Employment occurs; such benefits shall be payable to the Participant as soon as administratively practicable thereafter, but not later than the last day of the calendar year in which such Termination of Employment occurred or, if later, the 15th day of the third calendar month following such Termination of Employment.

If the Participant has elected installment payments, the installment payments due during the year of termination will be the value as of the end of the quarter in which the Participant’s Termination of Employment occurs. Installment payments payable to the Participant in subsequent Plan Years will be recalculated on September 30 of each Plan Year, with the exception that (i) a final annual installment payment shall be recalculated as of December 31 of the Plan Year preceding the Plan Year in which the final payment is payable; and (ii) a final quarterly installment shall be recalculated as of the last day of the quarter preceding the Plan Year quarter in which the final payment is payable. Installment payments will begin as soon as administratively practicable after the end of the quarter in which the Participant’s Termination of Employment occurs, but not later than the date specified in the preceding paragraph for lump sum payments; later installment payments will be made as soon as administratively practicable after the end of each subsequent quarter or, for annual installments, each subsequent Plan Year.

(c) Distribution of Entire Account Balance. If the vested Account balance of the Participant as of the Valuation Date coinciding with or next following the date that the Participant’s benefits become payable due to Termination of Employment for any reason other than death, Disability or Retirement is $50,000 or less, the entire vested Account shall be paid in a single lump sum cash payment as soon as administratively practicable following the end of the quarter in which the Termination of the Participant’s employment occurred.

(d) Permissible Changes to Distributions of Pre-409A Amounts. For distributions of a Participant’s Pre-409A Amounts that are otherwise payable upon Termination of Employment, the form of distribution initially elected by a Participant may be amended by giving the Committee or its designee at least one (1) year advance notice in writing on a form designated by the Committee. If the Participant experiences a Termination of Employment prior to the expiration of such notice period, the new election shall not be given effect and the prior election shall be used. After the second election, a Participant may not further postpone payment of a distribution that would otherwise be made due to Termination of Employment.

(e) Exceptions to Prohibition on Acceleration of Distributions of 409A Amounts. The form and timing of a distribution initially elected by a Participant for any portion of his 409A Amounts due to Termination of Employment is irrevocable and may not be accelerated, except:

(i) to pay Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121 (a) and 3121(v)(2), where applicable, on compensation deferred under the Plan (the “FICA Amount”); provided such payment may not exceed the aggregate of the FICA Amount and the income tax withholding related to such FICA Amount;

(ii) to meet the requirements of Code Section 409A and regulations thereunder; provided such payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and regulations thereunder;

(iii) if the Employer exercises its discretion under Section 9.2 of the Plan to terminate the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331 or, with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A); provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (1) the calendar year in which the Plan termination occurs, (2) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the first calendar year in which the payment is administratively practicable; and provided further, the Plan will be treated as terminated only if all substantially similar arrangements sponsored by the Employer are terminated, so that the Participants in the Plan and all participants in substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the date of termination of the arrangements;

(iv) if the Employer exercises its discretion under Section 9.2 of the Plan to terminate the Plan, within the thirty (30) days preceding or the twelve (12) months following a Change of Control; provided the Plan will be treated as terminated only if all substantially similar arrangements sponsored by the Company are terminated, so that the Participants in the Plan and all participants in substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of termination of the arrangements;

(v) if the Employer exercises its discretion under Section 9.2 of the Plan to terminate the Plan; provided that (1) all arrangements sponsored by the Employer that would be aggregated with any terminated arrangement under Treas. Reg. Section 1.409A-l (c) if the same Participant participated in all of the arrangements are terminated, (2) no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the termination of the Plan, (3) all payments are made within twenty-four (24) months of the termination of the Plan, and (4) the Employer does not adopt a new plan or arrangement that would be aggregated with the Plan under Treas. Reg. Section 1.409A-l (c) if the Participant participated in both arrangements at any time within five (5) years following the date of termination of the Plan; or

(vi) to make distributions pursuant to Section 10.5 of the Plan.

(f) Required Postponement of Certain Distributions of 409A Amounts. For a Specified Employee, distributions upon Termination of Employment shall not be made (or commence, in the case of installment payments), to the extent required by Code Section 409A, before the date which is six (6) months after the date of Termination of Employment or, if earlier, the date of death of the Specified Employee.

5.2. Benefits Payable Upon Death.

(a) If a Participant dies before payment of his benefit from the Plan is made or commenced, the Beneficiary or Beneficiaries designated by such Participant in his latest beneficiary designation form filed with the Committee shall be entitled to receive a distribution of the total of (i) the entire vested amount credited to such Participant’s Account, determined as of the end of the quarter in which falls the Participant’s death; plus (ii) the vested amount of Deferred Compensation and Matching and Company Contributions, if any, deferred and/or credited to the Account since such Valuation Date plus (iii) Investment Return on such amounts since such Valuation Date. The benefit shall be distributed to such Beneficiary or Beneficiaries, no later than the end of the calendar year in which the Participant’s death occurs, or, if later, the 15th day of the third calendar month following the Participant’s date of death, in the form of a single lump sum payment.

(b) If a Participant dies after installment payments from the Plan have begun, but before the entire benefit has been distributed, the remaining amount of his vested Account balance shall be distributed to the Participant’s designated Beneficiary in remaining installments as they become due.

5.3. In-Service Distributions.

(a) Scheduled In-Service Distributions. At the time a Participant makes a Deferral Election, the Participant may elect to have all or a portion of the Participant’s Account balance attributable to Deferred Compensation credited pursuant to such Deferral Election paid in a specified future year that is not earlier than the second Plan Year after the end of the Plan Year for which such Deferral Election applies. For Pre-409A Amounts, if the benefit payable to the Participant is greater than $10,000, then the Participant may elect distribution in the form of either a single lump sum or quarterly installments, over a 2, 3, 4 or 5-year period; provided, however, if the benefit payable to the Participant is $10,000 or less, the benefit payable shall be distributed in the form of a single lump sum payment. For 409A Amounts, an in-service distribution elected by a Participant shall be distributed in the form of a single lump sum payment. A Participant may make a separate election under this Section 5.3 for each annual Deferral Election and may elect separate payment dates and forms with regard to each annual Deferral Election from Base Pay and Bonus for each Plan Year.

The value of a Scheduled In-Service Lump Sum Distribution shall be determined based upon the value the Participant’s account as of December 31 of the prior Plan Year; such benefit shall be payable to the Participant as soon as administratively practicable thereafter.

If the Participant has elected Scheduled In-Service installment payments, the installment payments due during the first year of payments will be the valued as of the December 31 of the previous Plan Year. Installment payments payable to the Participant in subsequent Plan Years will be valued on September 30 of each Plan Year, with the exception of the final year of installment payments which shall be valued as of December 31 of the Plan Year preceding the Plan Year in which the final payment is payable. Installment payments will begin as soon as administratively practicable after the end of the quarter in which the Participant’s installment election begins; later elected installment payments will be made as soon as administratively practicable after the end of each subsequent quarter.

With respect to Scheduled In-Service distributions of a Participant’s Pre-409A Amounts, the form of distribution elected by a Participant may be amended by giving the Committee or its designee at least one (1) year advance notice in writing on a form designated by the Committee. In addition, once an election is made, a Participant may postpone distribution to a later date up to two (2) times, provided the postponed distribution does not commence sooner than two (2) years following the date that the Participant gives the Committee or its designee notification of such postponement. In such event, if the Participant has a Termination of Employment prior to the expiration of such notice period, the new election shall not be given effect and the previous effective election shall be used.

With respect to Scheduled In-Service distributions of a Participant’s 409A Amounts, the timing of the distribution elected by a Participant may be extended by giving the Committee or its designee at least one (1) year advance notice in writing on a form designated by the Committee, provided the postponed distribution does not commence sooner than five (5) years following the date initially elected for distribution. In such event, if the Participant has a Termination of Employment prior to the expiration of such notice period, the new election shall not be given effect and the previous effective election shall be used.

Provided that the Participant has not had a Termination of Employment prior to the time for payment of a portion of his Deferred Compensation subject to this Section 5.3, the applicable portion of his Account balance shall be paid or payments shall commence to the Participant as soon as administratively practicable after January 1 of the Plan Year chosen by the Participant in the form elected by the Participant at the time of the Participant’s Deferral Election. Notwithstanding the foregoing, if the Participant has had a Termination of Employment prior to the time for payment of a portion of his Account under this Section 5.3, payment shall be made in accordance with the provisions of Sections 5.1 or 5.2, as applicable.

(b) Unscheduled In-Service Distributions of Pre-409A Amounts. In addition, a Participant who is currently employed by an Employer may elect to receive an unscheduled in-service distribution of all or a portion of the Participant’s Pre-409A Amounts attributable to Deferred Compensation and Investment Returns thereon. Such distribution shall be paid in a single lump sum payment as soon as administratively practicable following the Participant’s request for distribution. Upon payment the amount of the elected distribution shall be deducted from the Participant’s Account balance in accordance with Section 3.7. An amount equal to ten percent (10%) of the elected distribution that is deducted from the Account of a Participant receiving an accelerated distribution under this Section 5.3 shall not be paid to the Participant, but shall be added to the Forfeiture Account and applied as provided in Section 3.5. A Participant who receives a distribution under this Section 5.3(b) shall not be permitted to make Compensation Deferrals during the entire Plan Year next commencing after the date of the distribution. If such Employee continues to be an Eligible Employee in accordance with Article 2, such Employee shall be eligible to participate in the Plan in the Plan Year following discontinuance of his Deferral Election and may make a Deferral Election for such Plan Year.

In no event, shall a Participant be permitted to have any portion of his Account attributable to Matching Contributions or Company Contributions paid prior to his Termination of Employment.

5.4. Distributions for Unforeseeable Emergencies.

Upon receipt of an application for a distribution due to an Unforeseeable Emergency, the Committee shall make a decision, in its sole discretion, whether the Participant has suffered an Unforeseeable Emergency and the distribution amount necessary to satisfy the Unforeseeable Emergency. If the Committee determines that the Participant has suffered an Unforeseeable Emergency, distribution of the amount determined to be necessary to satisfy the Unforeseeable Emergency shall be made in a single lump sum payment as soon as administratively feasible after the Committee’s determination. The amount of such distribution shall reduce the Participant’s Account balance as provided in Section 3.7. In no event shall the amount of the distribution for an Unforeseeable Emergency to a Participant exceed the Participant’s vested Account balance at the date of such distribution or the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution). Distributions under this Section 5.4 shall be taken first from the Participant’s vested 409A Amounts and, provided the Unforeseeable Emergency was not caused by circumstances relating to the Participant’s non-dependent Beneficiary, may thereafter be taken from Participant’s Pre-409A Amounts.

5.5. Beneficiary Designation.

(a) General. Participants shall designate and from time to time may redesignate their Beneficiaries in such form and manner as the Committee may determine.

The Participant’s beneficiary designation shall be deemed automatically revoked in the event of the death of the beneficiary, or if the beneficiary is the Participant’s spouse, in the event of dissolution of the marriage. If the Participant’s Compensation constitutes community property, then any beneficiary designation made by the Participant other than a designation of such Participant’s spouse shall not be effective if such beneficiary or beneficiaries are to receive more than 50 percent of the aggregate benefits payable hereunder unless such spouse shall approve such designation in writing.

(b) No Designation or Designee Dead or Missing. In the event that:

(i) a Participant dies without designating a Beneficiary;

(ii) the Beneficiary designated by a Participant is deemed automatically revoked as provided in Section 5.5(a), and no contingent Beneficiary has been designated; or

(iii) the Beneficiary designated by a Participant cannot be located by the Committee within one (1) year from the date benefits are to be paid to such person;

then, in any of such events, the Beneficiary of such Participant with respect to any benefits that remain payable under the Plan shall be the surviving Spouse of the Participant. If there is no surviving Spouse, the Beneficiary shall be made to the legal representative of the Participant’s estate.

5.6. Taxes.

If the whole or any part of any Participant’s or Beneficiary’s benefit hereunder shall become subject to any estate, inheritance, income or other tax which the Company or an Employer shall be required to pay or withhold, the Company shall have the full power and authority to withhold and pay such tax out of any monies or other property in its hand for the account of the Participant or Beneficiary whose interests hereunder are so affected. Amounts so deducted shall be treated as a payment hereunder to the Participant or his beneficiary. Prior to making any payment, the Company may require such releases or other documents from any lawful taxing authority and/or from the Participant or Beneficiary, as it shall deem necessary.

ARTICLE VI

CLAIMS

6.1. Claims.

(a) Initial Claim. Claims for benefits under the Plan may be filed with the Committee on forms or in such other written documents, as the Committee may prescribe. The Committee shall furnish to the claimant written notice of the disposition of a claim within sixty

(60) days after the application therefor is filed. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and, where appropriate, an explanation as to how the claimant can perfect the claim and/or submit the claim for review.

(b) Appeal. Any Participant or Beneficiary who has been denied a benefit shall be entitled, upon request to the Committee, to appeal the denial of his claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Committee’s possession in order to prepare the appeal. The request for review, together with written statement of the claimant’s position, must be filed with the Committee no later than sixty (60) days after receipt of the written notification of denial of a claim provided for in subsection (a). The Committee’s decision shall be made within sixty (60) days following the filing of the request for review. If unfavorable, the notice of the decision shall explain the reasons for denial and indicate the provisions of the Plan or other documents used to arrive at the decision.

(c) Satisfaction of Claims. Any payment to a Participant or Beneficiary shall to the extent thereof be in full satisfaction of all claims hereunder against the Committee and the Company and Employer, any of whom may require such Participant or Beneficiary, as a condition to such payment, to execute a receipt and release therefor in such form as shall be determined by the Committee. If receipt and release is required but the Participant or Beneficiary (as applicable) does not provide such receipt and release in a timely enough manner to permit a timely distribution in accordance with the general timing of distribution provisions in the Plan, the payment of any affected distribution may be delayed until the Committee or the Company or the Employer receives a proper receipt and release.

6.2. Exhaustion of Administrative Remedies.

No action at law or in equity may be brought to recover under this Plan until all administration remedies under the Plan have been exhausted. If a claimant fails to file a timely claim or, if a claim is denied, fails to timely appeal to the Committee and timely request review by the Committee in accordance with the procedures outlined herein, such claimant shall have no rights of review and shall have no right to bring any action in any court and the claim decision shall become final and binding on all persons for all purposes.

6.3. Action for Recovery.

No action at law or in equity may be brought for recovery under this Plan sooner than the date that the Plan’s administrative appeals pursuant to Section 6.1 have been exhausted nor later than two (2) years from the time the claim for benefit was made.

6.4. Participant’s Responsibilities.

Each Participant shall be responsible for providing the Committee with the Participant’s and each Beneficiary’s current address. Any notices required or permitted to be given hereunder shall be deemed given if directed to such address and mailed by regular United States mail. The Committee and the Company shall not have any obligation or duty to locate a Participant or Beneficiary. In the event that a Participant or Beneficiary becomes entitled to a payment under this Plan and such payment is delayed or cannot be made:

(a) because the current address according to Plan records is incorrect;

(b) because the Participant, Spouse, Beneficiary or Personal Representative of the Participant’s estate fails to respond to the notice sent to the current address according to Plan records (or court records in the case of a Personal Representative);

(c) because of conflicting claims to such payments; or

(d) because of any other reason;

the amount of such payment, if and when made, shall be determined under the provisions of this Plan without payment of any Investment Return for the period of delay.

6.5. Unclaimed Benefits.

If, within one (1) year after any amount becomes payable hereunder to a Participant or Beneficiary and the same shall not have been claimed or any check issued under the Plan remains uncashed, provided reasonable care shall have been exercised in attempting to make such payments, the amount thereof shall be forfeited and shall cease to be a liability of the Plan. Notwithstanding the foregoing, if the Participant or Beneficiary thereafter makes a claim for benefit in accordance with this Article VI, the amount payable shall be restored and shall be paid to the Participant or Beneficiary without payment of any Investment Return from the date of forfeiture. The amount forfeited under this Section 6.5 shall not be applied as provided in Section 3.5, but shall be applied to reduce future Matching Contributions and/or Company Contributions as designated by the Committee. Notwithstanding the foregoing, and to the extent applicable, the Company will comply with the escheat statutes of any applicable state.

ARTICLE VII

SOURCE OF FUNDS; TRUST

7.1. Source of Funds.

The Employer shall provide the benefits described in the Plan from the Trust established under Section 7.2. The Company shall establish a Trust and the Employers may pay over funds from time to time to such Trust (as described in Section 7.2), and, to the extent that funds in such Trust allocable to the benefits payable under the Plan are sufficient, the Trust assets shall be used to pay benefits under the Plan. If such Trust assets are not sufficient to pay all benefits due under the Plan, then the applicable Employer shall have the obligation, and the Participant or Beneficiary, who is due such benefits, shall look to the applicable Employer to provide such benefits. The Committee shall allocate the total liability to pay benefits under the Plan among the Company and the Employers in such manner and amount, as the Committee in its sole discretion deems appropriate. To the extent that either the Employer or the Trust pays an amount to the Participant or a Beneficiary, such payment shall operate as a complete discharge for such amount.

7.2. Trust.

The Employer shall transfer funds as determined by the Company to be necessary to fund benefits accrued hereunder to the Trustee to be held and administered by the Trustee pursuant to the terms of the Trust Agreement. The assets contributed for the Eligible Employees of each Employer, and earnings and losses thereon, shall be accounted for separately under the Trust. The assets held by the Trust, to the extent attributable to contributions for the Eligible Employees of a given Employer, are and shall remain at all times subject to the claims of the general creditors of such Employer. No Participant or Beneficiary shall have any interest in the assets held by the Trust or in the general assets of the Company or any Employer other than as a general, unsecured creditor. Accordingly, the Company shall not grant a security interest in the assets held by the Trust in favor of the Participants, Beneficiaries or any creditor.

ARTICLE VIII

COMMITTEE

8.1. Action.

Action of the Committee may be taken with or without a meeting of committee members; provided, action shall be taken only upon the vote or other affirmative expression of a majority of the committee members qualified to vote with respect to such action. If a member of the committee is a Participant or Beneficiary, he shall not participate in any decision which solely affects his own benefit under the Plan. For purposes of administering the Plan, the Committee shall choose a secretary who shall keep minutes of the committee’s proceedings and all records and documents pertaining to the administration of the Plan. The secretary may execute any certificate or any other written direction on behalf of the Committee.

8.2. Rights and Duties.

The Committee shall administer the Plan and shall have all powers necessary to accomplish that purpose, including (but not limited to) the following:

(a) To construe, interpret and administer the Plan;

(b) To make determinations required by the Plan, and to maintain records regarding Participants’ and Beneficiaries’ benefits hereunder;

(c) To compute and certify to the Company, Employer or the Trustee, if any, the amount and kinds of benefits payable to Participants and Beneficiaries, and to determine the time and manner in which such benefits are to be paid;

(d) To authorize all disbursements by the Company or a Employer pursuant to the Plan;

(e) To maintain all the necessary records of the administration of the Plan;

(f) To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof;

(g) To delegate to other individuals or entities from time to time the performance of any of its duties or responsibilities hereunder;

(h) To hire agents, accountants, actuaries, consultants and legal counsel to assist in operating and administering the Plan.

The Committee shall have the exclusive right to construe and interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters shall be final and conclusive on all parties.

8.3. Compensation, Indemnity and Liability.

The Committee and its members shall serve as such without bond and without compensation for services hereunder. All expenses of the Committee shall be paid by the Employers. No member of the committee shall be liable for any act or omission of any other member of the committee, nor for any act or omission on his own part, excepting his own willful misconduct. The Company shall indemnify and hold harmless the Committee and each member thereof against any and all expenses and liabilities, including reasonable legal fees and expenses, arising out of his membership on the committee, excepting only expenses and liabilities arising out of his own willful misconduct.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1. Amendments.

The Company, through action of the Board, shall have the right, in its sole discretion, to amend the Plan in whole or in part at any time and from time to time. Notwithstanding the foregoing, the Committee shall have the right, in its sole discretion, to adopt amendments to the Plan that do not have a material cost impact on the Plan, the Company or the Employers at any time and from time to time. Any amendment shall be in writing and executed by a duly authorized officer of the Committee. An amendment to the Plan may modify its terms in any respect whatsoever, and may include, without limitation, a permanent or temporary freezing of the Plan such that the Plan shall remain in effect with respect to existing Account balances without permitting any new contributions, provided, no such action may reduce the amount already credited to a Participant’s Account without the affected Participant’s written consent. All Participants and Beneficiaries shall be bound by such amendment. With regard to any 409A amount, no amendment shall accelerate the payment of any amount under the Plan or otherwise affect the form or timing of the payment of any amount deferred prior to the date of such amendment, except to the extent consistent with Code Section 409A.

9.2. Termination of Plan.

The Company expects to continue the Plan but reserves the right to discontinue and terminate the Plan at any time, for any reason, including, but not limited to the circumstances outlined in Sections 5.1(e)(iii), (iv) or (v) of the Plan. Any action to terminate the Plan shall be taken by the Board in the form of a written Plan amendment executed by a duly authorized officer of the Company. If the Plan is terminated, the termination shall not reduce any amounts then credited to a Participant’s Account, but no further deferrals of Deferred Compensation and no further Matching Contributions shall be made. Such termination shall be binding on all Participants and Beneficiaries. Except as otherwise permitted under Section 5.1(e) or to the extent otherwise permitted under 409A or applicable law, no termination of the Plan shall cause the distribution of any benefits hereunder, and all benefits shall be paid at such time and in such form as otherwise payable under the terms hereof.

ARTICLE X

MISCELLANEOUS

10.1. Taxation.

It is the intention of the Company that the benefits payable hereunder shall not be deductible by the Company nor taxable for federal income tax purposes to Participants or Beneficiaries until such benefits are paid by the Company, Employer or the Trust, as the case may be, to such Participants or Beneficiaries. When such benefits are so paid, it is the intention of the Company that they shall be deductible by the Company and/or Employer under Code Section 162.

10.2. No Employment Contract.

Nothing herein contained is intended to be nor shall be construed as constituting a contract or other arrangement between the Company or any Employer and any Participant to the effect that the Participant will be employed by the Company or any Employer for any specific period of time.

10.3. Headings.

The headings of the various articles and sections in the Plan are solely for convenience and shall not be relied upon in construing any provisions hereof. Any reference to a section shall refer to a section of the Plan unless specified otherwise.

10.4. Gender and Number.

Use of any gender in the Plan will be deemed to include all genders when appropriate, and use of the singular number will be deemed to include the plural when appropriate, and vice versa in each instance.

10.5. Assignment of Benefits.

Neither the Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage, or otherwise encumber, transfer, hypothecate, or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or any other person, nor be transferable by operation of law in the event of the Participant’s or any other person’s bankruptcy or insolvency.

Notwithstanding the foregoing, if the Committee receives a domestic relations order that would, if this plan was a qualified plan, meet the requirements of a Qualified Domestic Relations Order under Section 206(d)(3) of ERISA, as amended by the Retirement Equity Act of 1984, and Section 414(p) of the Code, the Committee shall segregate in a separate Account under the Plan the amount, if any, payable to the Alternate Payee pursuant to the domestic relations order. The Alternate Payee shall be treated as a Beneficiary under the Plan for all purposes, except as expressly stated herein.

Such segregated Account balance shall be comprised of a pro rata share of the Participant’s Deferred Compensation, Matching Contributions and Company Contributions unless the Qualified Domestic Relations Order provides otherwise and the Participant consents. The Alternate Payee’s segregated Account balance shall be subject to the Participant’s vesting schedule, as determined under Section 3.4. All distributions from the Alternate Payee’s segregated Account shall be subject to Article V and determined in accordance with the Participant’s elections thereunder.

Notwithstanding the foregoing, the Alternate Payee may elect to receive an unscheduled in-service distribution of one hundred percent (100%) of the fully vested portion of the Alternate Payee’s segregated Pre-409A Amounts subaccount, including the portion of the subaccount that is attributable to Matching Contributions and Company Contributions. An Alternate Payee may not elect an unscheduled in-service distribution for an amount less than the entire balance of the segregated Pre-409A Amounts subaccount as of the time of the request. Upon payment, the amount of the distribution shall be deducted from the Alternate Payee’s Account balance in accordance with Section 3.7. With respect to any such unscheduled in-service distribution of Pre-409A Amounts, an amount equal to ten percent (10%) of the distribution that is deducted from the Account of an Alternate Payee receiving an accelerated distribution under this Section 5.3 shall not be paid to the Alternate Payee, but shall be added to the Forfeiture Account and applied as provided in Section 3.5. An election by an Alternate Payee to receive an unscheduled in-service distribution shall not affect the Participant’s right to participate in the Plan.

The Alternate Payee shall not be able to elect to receive an unscheduled in-service distribution from the Alternate Payee’s segregated 409A Amounts subaccount.

Except as specifically provided herein, any provision of a domestic relations order that purports to require the Plan to pay benefits in a manner other than as elected by the Participant shall not be recognized and any distributions pursuant to a domestic relations order shall be made in the same form as elected by the Participant.

10.6. Spin-off Plan and Trust.

In the event that more than one Employer participates in the Plan, the Company may transfer the portion of the assets in the Trust Fund that relate to benefits to be provided to all Participants who provide services to any designated Employer (“Transferee Employer”), into a trust to be established by such Transferee Employer (“Spin-off Trust”), which shall have terms comparable to the Trust established to fund benefits hereunder; provided, however, that life insurance policies, if any, held in the Trust Fund for the purpose of paying benefits hereunder shall be transferred only to the extent such transfer would not result in either taxation of the death benefit under Code Section 101(a)(2) or another taxable event. In addition, the Company may require that the Transferee Employer establish a plan with such terms that the Transferee Employer deems appropriate, which plan may be substantively identical to the terms of the Plan (“Spin-off Plan”), covering all Participants who provide services for such Transferee Employer.

To the extent assets are transferred to a Spin-off Trust and/or a Spin-off Plan, respectively, the Transferee Employer, Spin-off Trust and/or Spin-off Plan shall assume all liabilities hereunder with respect to the affected Participants. The Spin-off Trust and/or Spin-off Plan shall be binding upon such Transferee Employer, all other Employers and all Participants and Beneficiaries. Participants employed by such Transferee Employer and their respective Beneficiaries shall look solely to such Transferee Employer, the Spin-off Trust and the Spin-off Plan to fulfill any obligations under this Plan as are transferred to and assumed by such Transferee Employer, including, but not limited to, payment of benefits hereunder.

10.7. Legally Incompetent.

The Committee, in its sole discretion, may direct that payment be made to an incompetent or disabled person, whether because of minority or mental or physical disability, to the guardian of such person or to the person having custody of such person, without further liability on the part of the Company, an Employer or the Trust for the amount of such payment to the person on whose account such payment is made.

10.8. Governing Law.

The Plan shall be construed, administered and governed in all respects in accordance with applicable federal law (including ERISA) and, to the extent not preempted by federal law, in accordance with the laws of the State of Kansas. Exclusive jurisdiction and venue of all disputes arising out of and relating to the Plan shall be in any court of appropriate jurisdiction in Sedgwick County, Kansas.

10.9. Severability.

If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of the Plan, and the Plan shall be construed and enforced as if such invalid or unenforceable provision had not been included herein.

10.10. Overpayments.

If for any reason, any benefit under this Plan is erroneously paid to a Participant or Beneficiary, the Participant or Beneficiary, as the case may be, shall be responsible for repaying the overpayment to this Plan. The refund shall be a lump-sum payment paid directly by the Participant or Beneficiary, a reduction of the amount of future benefits otherwise payable, or any other method that the Committee shall deem appropriate, including payroll deduction in which case the Participant shall execute such forms authorizing payroll deduction as the Committee shall request.

10.11. Binding Agreement.

The provisions of the Plan shall be binding upon the Participant, his spouse, his heirs or estate and personal representatives and Beneficiaries and all other persons who claim an interest hereunder.

10.12. Entire Plan.

This document constitutes the entire Plan and there are no oral items or conditions to the contrary. Any change, modification or amendment to the Plan must be in writing.

IN WITNESS WHEREOF, the Company has caused the Plan to be executed by its duly authorized officer as of the         day of December, 2007.

CENTER CUT HOSPITALITY, INC.

By:	/s/ Marc L. Lipshy
Title:	Marc L. Lipshy President

APPENDIX A

DEEMED INVESTMENT OPTIONS

SEE ATTACHMENT

A